Exhibit 99.1

MCEWEN MINING ANNOUNCES BOUGHT DEAL OF $40.5 MILLION

TORONTO, September 18, 2017 — McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) (“McEwen”) is pleased to announce that it has entered into an underwriting agreement with a syndicate of underwriters (the “Underwriters”), pursuant to which the Underwriters have agreed to purchase, on a bought deal underwritten basis, 18,000,000 shares of its common stock and warrants to purchase up to 9,000,000 shares of its common stock, at a price of $2.25 per share and associated one-half common stock warrant, for gross proceeds, before deducting underwriting commissions and estimated offering expenses, of $40.5 million. The warrants will have a term of 53 weeks from issue date and an exercise price of $2.70 per whole share. In addition, McEwen has granted the Underwriters a 30-day option to purchase up to an additional 2,700,000 shares of common stock and/or warrants to purchase up to 1,350,000 shares of common stock. The offering is expected to close on or about September 22, 2017, subject to customary closing conditions.

Cantor Fitzgerald Canada Corporation (“CFCC”) is acting as the sole book-running manager for the offering. H.C. Wainwright & Co., LLC is acting as the lead manager for the offering.

McEwen intends to use the net proceeds of the offering to fund the previously announced acquisition of the Black Fox Complex and associated assets and liabilities, an operating precious metal mine, associated claims and equipment located in the Township of Black River-Matheson, Ontario, Canada, and the Grey Fox Property, an exploration property located near the Black Fox Complex, and for working capital and general corporate purposes. If the foregoing acquisitions do not close, McEwen will use the net proceeds of this offering for working capital and general corporate purposes.

The public offering is being made in the United States through CFCC’s U.S. affiliate, Cantor Fitzgerald & Co., pursuant to the shelf registration statement on Form S-3 that was filed by McEwen with the Securities and Exchange Commission (“SEC”) on June 3, 2015 and declared effective by the SEC on July 10, 2015, and in Canada pursuant to the final northbound MJDS base shelf prospectus dated July 27, 2015 that was filed with the securities regulators in each of the Provinces of Canada other than Quebec (collectively, the “Canadian Regulators”). The offering is being made only by means of a U.S. and Canadian prospectus. Prospective investors should carefully read the prospectus and related registration statement. The underwriting agreement, as well as a prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and the Canadian Regulators, and will be available on the SEC’s website at www.sec.gov and at www.sedar.com under McEwen’s profile. Copies of the underwriting agreement, the U.S. or Canadian prospectus supplement and the accompanying U.S. or Canadian prospectus relating to the offering may also be obtained, when available, by contacting Cantor Fitzgerald Canada Corporation, Attention: Equity Capital Markets, 181 University Avenue, Suite 1500, Toronto, ON, M5H 3M7, email: ecmcanada@cantor.com or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, NY, 10022, or by email at prospectus@cantor.com.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy these or any other securities.  There shall not be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

McEwen is relying on the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply certain of its requirements to issuers whose shares are listed on another recognized stock exchange such as the NYSE.

McEwen Mining Inc.

About McEwen Mining

McEwen has the goal to qualify for inclusion in the S&P 500 Index by creating a high growth gold and silver producer focused in the Americas. McEwen’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo Gold mine and El Gallo Silver project in Mexico, the Gold Bar project in Nevada, the Timmins projects in Canada and the Los Azules copper project in Argentina.

McEwen has a total of 312 million shares outstanding.  Rob McEwen, Chairman and Chief Owner, owns 25% of McEwen.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” under applicable Canadian securities laws, such as statements regarding the anticipated closing date of the offering and the anticipated use of proceeds of the offering. The forward-looking statements and information expressed, as at the date of this news release, McEwen’s estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. McEwen undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen’s  annual and periodic reports filed with the SEC, under the caption “Risk Factors,” for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding McEwen. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com	Website www.mcewenmining.com Facebook facebook.com/mcewenrob Twitter twitter.com/mcewenmining	150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866) 441-0690